Exhibit 99.1

1049 Terra Bella Avenue Mountain View, California 94043 Phone: (650) 209-8005 www.kodiak.ai

October 21, 2025

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, New York 10004

Re:	Kodiak AI, Inc. (f/k/a Ares Acquisition Corporation II, the “Company”)

Adjustments to Public Warrants (CUSIP No. 500081 112) and Private Placement

Warrants (CUSIP No. 500081 112)

Continental Stock Transfer & Trust Company (“CST”):

Reference is made to that certain Warrant Agreement (the “Warrant Agreement”), dated as of April 20, 2023, by and between CST and the Company. Any capitalized term used but not defined herein shall have the meaning ascribed such term in the Warrant Agreement.

Pursuant to and in satisfaction of the Company’s obligations under Section 4.5 of the Warrant Agreement, the Company hereby notifies CST that:

•

in connection with the consummation of the Business Combination on September 24, 2025, the Company issued shares of its 9.99% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, and warrants to purchase the Company’s common stock, par value $0.0001 per share (“Common Stock”) at an effective issue price of less than $9.20 per share of Common Stock (such price, the “Newly Issued Price”);

•

the aggregate gross proceeds from such issuances represented more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation thereof (net of redemptions); and

•

the volume-weighted average trading price of the Common Stock during the 20-trading day period starting on the trading day prior to the day on which the Company consummated the Business Combination was $8.07 per share (such price, the “Market Value”), which is greater than the Newly Issued Price.

As a result, pursuant to Section 4.3.2 of the Warrant Agreement, for the Public Warrants and Private Placement Warrants, the (i) Warrant Price has been adjusted to $9.28 (representing 115% of the Market Value) and (ii) the Redemption Price has been adjusted to $14.53 (representing 180% of the Market Value), each effective immediately after the close of trading on October 20, 2025.

Except as otherwise described herein, all terms and provisions of the Warrant Agreement remain in full force and effect in accordance with their terms.

CST is hereby authorized and instructed to issue notice on behalf of the Company, in customary form, to each Registered Holder as required by the Warrant Agreement.

Regards,

KODIAK AI, INC.

/s/ Jordan Coleman
Jordan Coleman, Chief Legal and Policy Officer